CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
FUNCTION(X) INC.
Under Section 242 of the Delaware General Corporation Law

Pursuant to Section 242, of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, FUNCTION(X) INC., a Delaware corporation, does hereby certify as follows:

1.	The name of the corporation is Function(x) Inc. (the “Corporation”).

2.The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof in its entirety and replacing it in its entirety with the following:

“FOURTH:    A. The Corporation shall be authorized to issue three hundred million (300,000,000) shares of common stock, par value $0.001 per share (“Common Stock”).

B.    The Corporation shall be authorized to issue one million (1,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The shares of Preferred Stock may be issued in any number of series, as determined by the Board of Directors. The Board may by resolution fix the designation and number of shares of any such series, and may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series. The Board may thereafter in the same manner increase or decrease the number of shares of any such series (but not below the number of shares of that series then outstanding).

C.    Effective as of September 16, 2016, each share of Common Stock (the “Old Common Stock”), issued and outstanding at such time shall be automatically reclassified and changed into one-twentieth of one share of Common Stock, without any action by the holder thereof, and provided that fractional shares shall be redeemed (the “Reverse Stock Split”).

D.    Effective as of September 16, 2016, each certificate outstanding and previously representing shares of Old Common Stock shall, until surrendered and exchanged, be deemed, for all corporate purposes, to constitute and represent the number of whole shares of Common Stock into which the issued and outstanding shares of Old Common Stock previously represented by such certificate were converted by virtue of the Reverse Stock Split.”

3.The amendment to the Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the DGCL, and by the affirmative vote of a majority of the Corporation’s outstanding capital stock entitled to vote thereon by written consent in accordance with the provisions of the DGCL.

4.The amendment to the Certificate of Incorporation shall be effective as of September 16, 2016.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate and affirmed that the statements made herein are true under penalties of perjury this 9th day of September, 2016.

FUNCTION(X) INC.

By:
Name:    Mitchell J. Nelson
Title:    Executive Vice President and Secretary